EXHIBIT 21

SCHEDULE OF SUBSIDIARIES OF REGISTRANT

	Percent Owned	Jurisdiction of Incorporation/ Organization
1. Security Interim Holding Corporation	100%	Georgia
2. Security Bank of Bibb County (a)	100%	Georgia
3. Security Bank of Houston County	100%	Georgia
4. Security Bank of Jones County	100%	Georgia
5. Security Bank of North Metro	100%	Georgia
6. Security Bank of North Fulton	100%	Georgia
7. Security Bank of Gwinnett County	100%	Georgia
8. Statutory Trust I	100%	Georgia
9. Statutory Trust II	100%	Georgia
10. Rivoli Bancorp Capital Trust I	100%	Georgia

(a)	Security Real Estate Services, Inc. is a wholly-owned subsidiary of Security Bank of Bibb County.